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                      January 25, 2023

       Haley Aman
       Chief Financial Officer
       Pixelworks, Inc.
       16760 SW Upper Boones Ferry Rd., Ste. 101
       Portland, OR 97224

                                                        Re: Pixelworks, Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2021
                                                            Filed March 9, 2022
                                                            File No. 000-30269

       Dear Haley Aman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation